                                                                   EXHIBIT 10.56

                        TRANSITIONAL SERVICES AGREEMENT

         This Transitional Services Agreement (the "Agreement") is made and entered into by and between Maureen Ellenberger ("Ms. Ellenberger") and Breakaway Solutions, Inc. ("Breakaway" or the "Company"). This Agreement shall be effective on the date when it becomes fully executed by both parties (the "Effective Date").

                                  WITNESSETH:

         WHEREAS, Ms. Ellenberger is employed by Breakaway pursuant to a letter agreement between the parties dated January 25, 2000 (the "Employment Agreement"); and

         WHEREAS, Ms. Ellenberger and Breakaway entered into a Restricted Stock Agreement dated January 26, 2000 (the "Restricted Stock Agreement"); and

         WHEREAS, pursuant to the Restricted Stock Agreement, Ms. Ellenberger and Breakaway executed Joint Escrow Instructions dated January 26, 2000 (the "Joint Escrow Instructions") to State Street Bank and Trust Company as Escrow Agent (the "Escrow Agent"); and

         WHEREAS, Ms. Ellenberger entered into a Non-Disclosure,
Non-Solicitation and Assignment Agreement with Breakaway as of January 26, 2000 (the "NDA"); and

         WHEREAS, Ms. Ellenberger desires to resign from employment with Breakaway and from her position as an officer of Breakaway; and

         WHEREAS, Breakaway desires to obtain transitional assistance from Ms. Ellenberger;

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Ms. Ellenberger and Breakaway agree as follows:

         1. TRANSITIONAL SERVICES. Effective from and after the Effective Date until the termination of her employment, Ms. Ellenberger's duties and responsibilities as an officer and employee of Breakaway shall be to use her reasonable best efforts to perform Transitional Services for Breakaway. "Transitional Services" means assisting with establishing Breakaway's procedures and processes for closing unneeded facilities, settling leases, old payables, and bad debts, and engaging in other associated tasks required for closing down portions of Breakaway's business. Breakaway shall not require Ms. Ellenberger to perform responsibilities other than Transitional Services, provided that Ms. Ellenberger may voluntarily agree to perform other responsibilities. For purposes of the Employment Agreement, "the duties and responsibilities inherent in the position and such other duties and responsibilities as the Company's Board of Directors shall from time to time reasonably assign to you" shall mean Transitional Services.

For purposes of the Restricted Stock Agreement, Ms. Ellenberger's "duties and responsibilities as an employee of the Company" shall mean Transitional Services.

         2. CONTINUED EMPLOYMENT. Provided that Ms. Ellenberger remains employed with Breakaway through June 1, 2001 and subject to mutual agreement of both Ms. Ellenberger and the Company on a budget, revenue targets, time frame and action plan for the Transition Services by not later than April 27, 2001, any termination of her employment with Breakaway on or after that date, regardless of whether initiated by Ms. Ellenberger or Breakaway, shall be considered to be a termination of her employment by Breakaway without Cause for purposes of the Employment Agreement and the Restricted Stock Agreement including, without limitation, for purposes of the payment of six months of salary continuation pursuant to the Employment Agreement and the termination of the Purchase Option under the Restricted Stock Agreement. In the event of termination of the Purchase Option, promptly after notice from Ms. Ellenberger, Breakaway shall enter into a joint written instruction to the Escrow Agent to release to Ms. Ellenberger all Shares (as defined in the Restricted Stock Agreement) then held by the Escrow Agent. The effect of any termination of Ms. Ellenberger's employment before June 1, 2001 for purposes of the Employment Agreement and the Restricted Stock Agreement shall be governed by the terms of the Employment Agreement and the Restricted Stock Agreement as modified pursuant to Section 1 above.

         3. CONTINUED INDEMNIFICATION AND INSURANCE RIGHTS.

            (a) Breakaway acknowledges that Ms. Ellenberger has certain rights to indemnification pursuant to and subject to the certificate of incorporation, the articles of incorporation and/or the by-laws of each of Breakaway, its subsidiary, Eggrock Partners, Inc., and the predecessor of Eggrock Partners, Inc., Eggrock Partners, LLC (either or both of Eggrock Partners, Inc. and Eggrock Partners, LLC are referred to below as "Eggrock") (together, the "Indemnification Provisions"). In the event that there is any modification of any of the Indemnification Provisions that would otherwise have the effect of reducing Ms. Ellenberger's rights to indemnification from those rights that she would have in the absence of such a modification under the current Indemnification Provisions as an officer or former officer of Breakaway and as a former officer and director of Eggrock, Breakaway shall indemnify Ms. Ellenberger for any and all liability, damages, penalties, assessments, attorney's fees, defense costs and/or expenses (collectively "Liabilities") that she may incur for which she would otherwise have been insured or indemnified in the absence of any such modification of any of the Indemnification Provisions.

            (b) Breakaway specifically acknowledges that Ms. Ellenberger is entitled to full indemnification from Breakaway for any Liabilities and for the advancement of attorney's fees, defense costs and expenses that she incurs to the fullest extent permissible under the By-laws with respect to the court action entitled DANA HAMM V. EGGROCK PARTNERS, LLC, BREAKAWAY SOLUTIONS, INC. AND MAUREEN ELLENBERGER, Middlesex Superior Court, Civil Action No. 00-5441-E, including any appeals and related proceedings (the "Hamm Litigation"), except to the extent that Ms. Ellenberger receives any insurance payments with respect to any such amounts.

            (c) Breakaway acknowledges that Ms. Ellenberger has certain rights to insurance coverage pursuant to and subject to the various directors' and officers' liability insurance policies currently held by Breakaway and/or Eggrock (collectively, the "D&O Policies"). In the event that there is any modification of any of the D&O Policies that would otherwise have the effect of reducing Ms. Ellenberger's rights to insurance from those rights that she would have in the absence of such a modification under the current D&O Policies as an officer or former officer of Breakaway and as a former officer and director of Eggrock, Breakaway shall indemnify Ms. Ellenberger for any and all liabilities that she may incur for which she would otherwise have been insured in the absence of any such modification of any of the D&O Policies.

         4. CONTINUATION OF AGREEMENTS; INTEGRATION. The Employment Agreement and the Restricted Stock Agreement shall continue in effect in accordance with their terms except as modified by this Agreement. The NDA and the Joint Escrow Instructions shall continue in effect in accordance with their terms notwithstanding this Agreement. Nothing in this Agreement is intended to affect Breakaway's commitments or any other terms of the two letter agreements related to representation of the defendants in the Hamm Litigation dated January 25, 2001 and signed by, INTER ALIA, R. Todd Cronan, P.C. of the law firm of Goodwin Procter LLP. All other agreements between the parties concerning any subject matter of this Agreement are superseded, null and void.

         5. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         6. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Ms. Ellenberger at the last address Ms. Ellenberger has provided to Breakaway or, in the case of Breakaway, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

         7. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Ms. Ellenberger and by a duly authorized representative of Breakaway.

         8. GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.

         9. CONSENT TO JURISDICTION. Both parties agree that the state and federal courts located in the Commonwealth of Massachusetts shall have sole and exclusive jurisdiction over the parties and over any dispute concerning this Agreement. Without limiting the foregoing, the parties submit to personal jurisdiction of such courts.

         10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Breakaway, by its duly authorized officer, and by Ms. Ellenberger.

                                 BREAKAWAY SOLUTIONS, INC.

                                 By: /s/ WILLIAM LOFTUS
                                    ----------------------------------------

                                    ----------------------------------------
                                    Date

                                    /s/ Maureen Ellenberger
                                    ----------------------------------------
                                    MAUREEN ELLENBERGER

                                    ----------------------------------------
                                    Date